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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549









                                    FORM 8-K


                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): December 5, 1997


                            CITYSCAPE FINANCIAL CORP.
             (Exact name of registrant as specified in its charter)



       DELAWARE                        0-27314                   11-2994671
State or Other Jurisdiction     Commission File Number         (IRS Employer
     of Incorporation                                        Identification No.)



565 Taxter Road, Elmsford, New York                                   10523-5200
(Address of Principal Executive Offices)                                Zip Code



Registrant's telephone number, including area code:  (914) 592-6677

                         Former name or former address,
                          if changed since last report
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Item 5.  Other Events.

         On October 27, 1997, Cityscape Financial Corp. (the "Company") received requests from the Nasdaq Stock Market ("Nasdaq") for information regarding the Company's compliance with Nasdaq's listing requirements and corporate governance rules. Following submission to Nasdaq of the requested information, the Company was notified on December 5, 1997 by Nasdaq that the Company's Common Stock (the "Common Stock") will be de-listed from the Nasdaq National Market.

         The Company has requested a hearing to review its compliance with the Nasdaq listing requirements and the findings of the Listing Qualifications Staff. There can be no assurance that the Company will be successful in such hearing. Should the Common Stock be de-listed from Nasdaq, it is likely that the liquidity of the Company's securities will be impaired, delays will occur in the processing of purchase and sale transactions in the Common Stock and coverage of the Company by security analysts and the media will be reduced, all of which likely will result in lower prices for the Company's securities than would otherwise prevail.

         In addition, pursuant to the terms of the Company's 6% Convertible Preferred Stock, Series A (the "Series A Preferred Stock"), and the Company's 6% Convertible Preferred Stock, Series B (the "Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Preferred Stock"), the Company is required to continue the listing or trading of the Common Stock on Nasdaq or on certain other securities exchanges. In the event of a de-listing of the Common Stock and permanently thereafter, (i) the conversion restrictions that apply to the Series B Preferred Stock will be lifted (currently, no more than 50% of the 5,000 shares of Series B Preferred Stock initially issued may be converted) and (ii) the conversion period will be increased to 15 consecutive trading days and the conversion discount will be increased to 10% (currently, the conversion price is equal to the lowest daily sales price of the Common Stock during the four consecutive trading days immediately preceding conversion, discounted by up to 4%). In addition, in the event of a de-listing of the Common Stock and during the continuance of such de-listing, (i) the dividend rate will be increased to 15% and (ii) the Company will be obligated to make monthly cash payments to the holders of the Preferred Stock equal to 3% of the $10,000 liquidation preference per share of the Preferred Stock (the "Liquidation Preference"), provided that if the Company is prohibited from making such payments, such amounts will be added to the Liquidation Preference. As of December 16, 1997, 672 shares of Series A Preferred Stock and 4,776 shares of Series B Preferred Stock were outstanding.

         Cityscape Financial Corp. is a consumer finance company that, through its wholly-owned subsidiaries, Cityscape Corp. and City Mortgage Corporation Limited, is engaged in the business of originating, purchasing, selling and servicing mortgage loans in the United States and the United Kingdom, secured primarily by one- to four-family residences.

         Cityscape was founded in 1985 and is headquartered in Elmsford, New York with regional processing offices in California, Georgia, Illinois and Virginia.

         This report on Form 8-K contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including, but not limited to, risks related to operations in the UK, liquidity and negative cash flows, uncertainty as to availability of funding sources, dependence on securitizations, potential changes in valuations of interest only and residual certificates and mortgage servicing receivables, risks of adverse economic conditions, risks related to recent expansion and product extension, competition, and other risks detailed from time to time in the Company's SEC reports. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
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                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                    CITYSCAPE FINANCIAL CORP.
                                         (Registrant)



                                          By:       /s/ Tim S. Ledwick
                                             -----------------------------------
                                          Name:  Tim S. Ledwick
                                          Title: Vice President-CFO

Dated:        December 17, 1997